Exhibit 3.7

Amendment No. 1 to the

Amended and Restated Limited Liability Company

Operating Agreement of DIV Holding LLC

This Amendment No. 1 (this “Amendment”) to the Amended and Restated Limited Liability Company Operating Agreement of DIV Holding LLC, a Delaware limited liability company (the “Company”), is entered into as of November 22, 2005 by and among The Veritas Capital Fund II, L.P., a Delaware limited partnership (“Veritas”), the Persons listed as Additional Class B Members on the signature pages hereof (the “Newly Admitted Members”), and the other Persons listed as Class A Members on the signature page hereof.

WHEREAS, the Company was formed pursuant to that certain Limited Liability Company Operating Agreement dated as of February 11, 2005 among Veritas and the other Persons listed as Class A Members named therein, as amended by that certain Amended and Restated Limited Liability Company Operating Agreement dated as of April 28, 2005 among Veritas and the other Persons listed as Class A Members named therein (collectively, the “Operating Agreement”); and

WHEREAS, Veritas desires to admit the Newly Admitted Members to the Company as Additional Class B Members;

NOW, THEREFORE, in consideration of the mutual agreements made herein, Veritas, the other Class A Members and the Newly Admitted Members hereby agree to amend the Operating Agreement as follows:

1. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Operating Agreement.

2. Effective as of the date hereof, the Newly Admitted Members are hereby admitted to the Company as Additional Class B Members.

3. Schedule A and Schedule B to the Operating Agreement are hereby amended in the forms annexed hereto to reflect the names, addresses, Capital Contributions, Class A Percentage Interests and Class B Percentage Interests of the Members after the admission of the Newly Admitted Members to the Company.

4. Section 4.2(b) of the Operating Agreement is hereby amended to read in its entirety as follows:

“(b) Upon a Change of Control, the Reduction Percentage shall be 0%. For purposes of this Agreement, ‘Change of Control’ means the occurrence of any of the following events:

(i) a third party not Affiliated with Veritas becomes the record or beneficial owner (as such term is defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of a majority in the aggregate of the total voting power of all classes of capital stock of DI Corp. then outstanding and normally entitled to vote on the election of directors; or

(ii) the sale of all or substantially all of the assets of the DI Group to a third party not Affiliated with Veritas.”

5. A new Section 4.2 (e) is hereby added to the Operating Agreement to read as follows:

“(e) Notwithstanding any provision of Section 4.2(a) the contrary, the Reduction Percentage shall be 80% on the earlier to occur of (i) February 11, 2006 or the first anniversary of the Employment/Directorship Date, whichever is later and (ii) the date DI Corp. completes an initial public offering of DI Shares.”

6. A new Section 4.2 (f) is hereby added to the Operating Agreement to read as follows:

“(f) In the event that the employment of a Class B Member by the DI Group is terminated by reason of the sale of such Class B Member’s operating division of the DI Group to a third party not Affiliated with Veritas, then notwithstanding any provisions of Section 4.2 (a) to the contrary, such Class B Member’s Reduction Percentage shall be 0%.”

7. A new Section 4.8 is hereby added to the Operating Agreement to read as follows:

“4.8. Redemption of Class B Membership Interests.

(a) If, on and after February 11, 2010, the DI Shares are publicly traded on a national securities exchange, any Class B Member whose Class B Membership Interest is no longer subject to reduction pursuant to the provisions of Section 4.2, may cause the Company, on thirty (30) days’ written notice, to redeem all, but not less than all, of his Class B Membership Interest as of an Applicable Redemption Date . The ‘Applicable Redemption Date’ shall be June 30, September 30, December 31, and March 31 of any year commencing with June 30, 2010.

(b) The redemption price shall be paid as soon as practicable after the Applicable Redemption Date and shall be that amount which such Class B Member would have received had the Company dissolved pursuant to Section 11.3 on such Applicable Redemption Date. The Company may, in the sole discretion of the Manager, make such distribution in cash or DI Shares, which shares shall be deemed to have been sold at their Fair Market Value as of the Applicable Redemption Date.

(c) The obligations of the Company pursuant to this Section 4.8 are subject, in all respects, to (i) compliance by the Company with all applicable laws and agreements to which the Company is or becomes a party and (ii) the execution by the Class B Member seeking redemption of his Class B Membership Interest of all documents reasonably required by the Company in connection with such redemption.”

8. A new Section 4.9 is hereby added to the Operating Agreement to read as follows:

“4.9. Distribution of Tax Advances. Veritas shall cause the Company to make an advance (‘Tax Advance’) to the Class A Members and/or the Class B Members as a group to the extent that cash distributions are insufficient to pay the combined Federal, state and local income tax liabilities of the Members assuming for this purpose that all such Members are required to pay Federal, state and local income tax on such income at the highest rate applicable to such income. Tax Advances shall be repaid by reducing the amount of current or succeeding distributions which would otherwise be paid to such Members, or if distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Members.”

9. All other terms of the Operating Agreement shall remain in full force and effect and by their execution of this Amendment, the Newly Admitted Members make the representations and warranties set forth in Section 5.2 of the Operating Agreement and agree to be bound by all of the terms and conditions of the Operating Agreement applicable to the Members.

10. This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

CLASS A MEMBERS: THE VERITAS CAPITAL FUND II, L.P.

By:	/s/ Robert B. McKeon
Authorized Signatory

VCDI HOLDING LLC

By:	/s/ Robert B. McKeon
Authorized Signatory

VERITAS CAPITAL INVESTMENTS IIA, LLC

By:	/s/ Robert B. McKeon
Authorized Signatory

The undersigned Member of VCDI Holding LLC hereby consents to this Amendment No. 1 to the Amended and Restated Limited Liability Company Operating Agreement Of DIV Holding LLC: CARLISLE VENTURES, INC.

By:	/s/ David A. Barras
David A. Barras Vice President